Exhibit (d)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 12, 2024, is entered into by and among Payoneer Global Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (the “Warrant Holders,” and each, a “Warrant Holder”).

WHEREAS, as of the date hereof, (a) each Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Warrants”), of FTAC Olympus Acquisition Corp., a Delaware corporation (“FTOC”), governed by the Warrant Agreement, dated as of August 25, 2020, by and between FTOC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as assigned to and assumed by the Company and amended by the Assignment, Assumption and Amendment Agreement, dated as of June 25, 2021, by and among FTOC, the Warrant Agent and the Company (the “Warrant Agreement”);

WHEREAS, as of the date hereof, the Warrants are listed on The Nasdaq Global Market under the symbol “PAYOW”, and there are a total of 25,158,086 Warrants outstanding;

WHEREAS, each whole Warrant entitles its holder to purchase one share of common stock, par value $0.01 per share, of the Company for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, pursuant to a tender offer statement on a joint Schedule TO and Schedule 13e-3 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Schedule TO”), the Company is initiating an offer to purchase all of the outstanding Warrants at a per Warrant purchase price of $0.78 in cash, without interest, subject to other terms and conditions to be disclosed in the Schedule TO (the “Tender Offer”);

WHEREAS, concurrent with the Tender Offer and as part of the Schedule TO, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Tender Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Tender Offer be repurchased for $0.70 in cash, without interest, which is approximately 10% less than the price applicable to the Tender Offer, subject to the terms and conditions to be disclosed in the Schedule TO; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Tender Offer and the Solicitation, each Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01  Agreement to Tender. Each Warrant Holder shall validly tender or cause to be tendered to the Company all Warrants beneficially owned by such Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Tender Offer as described in the Schedule TO, no later than the scheduled or extended expiration time of the Tender Offer at a price of $0.78 per Warrant in cash, without interest. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof, and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02  Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Warrant Holder’s Warrants in accordance with the terms and conditions of the Solicitation as described in the Schedule TO.

Section 1.03  Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Warrants in accordance with this Agreement, that such Warrant Holder is the beneficial owner of the number of Warrants set forth opposite such Warrant Holder’s name on Schedule A hereto, and has good and marketable title to such Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and in such case, those liens will be removed by the tender date and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Warrants owned by such Warrant Holder as of the date hereof to any person (other than the Company in connection with the Tender Offer) unless such person acquiring such Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04  Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Tender Offer and Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Schedule TO as required by applicable laws and regulations, and that the Schedule TO, upon filing, will comply with all applicable U.S. Securities and Exchange Commission requirements.

Section 1.05  Conditions to Tender and Consent. Notwithstanding anything herein to the contrary, each Warrant Holder may make its tender and consent conditioned on there being no amendment to the terms of the Tender Offer as described in the Schedule

TO that is materially adverse to such Warrant Holder. Extension of the offer period shall not be deemed materially adverse.

Section 1.06  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.07  Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, (b) upon the date the Company’s board of directors or a committee thereof determines to no longer pursue the Tender Offer and the Solicitation, or (c) if the Company fails to commence the Tender Offer and Solicitation by August 16, 2024.

Section 1.08  Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.

Section 1.09  Governing Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.10  Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act

and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

PAYONEER GLOBAL INC.

By:	/s/ Bea Ordonez
	Name:	Bea Ordonez
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

Brookdale Global Opportunity Fund

By:	/s/ Samuel Loomis
	Name:	Samuel Loomis
	Title:	Authorized Signatory of Weiss Asset Management LP, as its Investment Manager

Brookdale International Partners, L.P.

By:	/s/ Samuel Loomis
	Name:	Samuel Loomis
	Title:	Authorized Signatory of Weiss Asset Management LP, as its Investment Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

D. E. Shaw Valence Portfolios, L.L.C.

By:	/s/ Harry Chiel
	Name:	Harry Chiel
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

GREENLAND MASTER FUND LP

By:	/s/ Morton Wendell
	Name:	Morton Wendell
	Title:	CFO of Investment Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

LMR Multi-Strategy Master Fund Limited

By:	/s/ Shane Cullinane
	Name:	Shane Cullinane
	Title:	COO, LMR Partners AG, acting in its capacity as investment adviser to LMR Multi-Strategy Master Fund Limited

LMR CCSA Master Fund Limited

By:	/s/ Shane Cullinane
	Name:	Shane Cullinane
	Title:	COO, LMR Partners AG, acting in its capacity as investment adviser to LMR CCSA Master Fund Limited

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

Acting by Marshall Wace LLP in its capacity as investment manager for the Warrant Holders

By:	/s/ Jon May
	Name:	Jon May
	Title:	Authorised Signatory

By:	/s/ Claire Musgrave
	Name:	Claire Musgrave
	Title:	Authorised Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:

WALLEYE MANAGER OPPORTUNITIES LLC

By:	/s/ William England
	Name:	William England
	Title:	CEO of the Manager

WALLEYE TRADING LLC

By:	/s/ William England
	Name:	William England
	Title:	CEO of the Manager

SEA HAWK MULTI-STRATEGY MASTER FUND LTD.

By:	/s/ William England
	Name:	William England
	Title:	CEO of the Manager

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	/s/ William England
	Name:	William England
	Title:	CEO of the Manager

Schedule A

Name of Warrant Holder	Number of Warrants
Brookdale Global Opportunity Fund	1,480,000
Brookdale International Partners, L.P.	2,520,000
D. E. Shaw Valence Portfolios, L.L.C.	3,405,597
Greenland Master Fund LP	965,347
LMAP Ireland ICAV – LMAP 910	46,521
LMR CCSA Master Fund Limited	3,059,085
LMR Multi- Strategy Master Fund Limited	3,059,084
Marshall Wace Investment Strategies – Eureka Fund	472,210
Marshall Wace Investment Strategies – Systematic Alpha Plus Fund	309,348
Marshall Wace Master Funds SPC – SP Alpha Plus Fund	71,921
Sea Hawk Multi-Strategy Master Fund Ltd.	5,000
Walleye Manager Opportunities	1,018,763
Walleye Opportunities Master Fund Ltd	61,577
Walleye Trading LLC	18,133